Exhibit 5.1

[PGT, INC. LETTERHEAD]

May 16, 2014

PGT, Inc.
1070 Technology Drive
North Venice, Florida 34275

Re:              PGT, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, General Counsel, and Secretary of PGT, Inc., a Delaware corporation (the “Company”), and as such have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) that may be issued and sold under the PGT, Inc. 2014 Omnibus Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company.

In rendering the opinion set forth below, I have also assumed that each agreement setting forth the terms of each grant of options or other awards under the Plan is consistent with the Plan and has been or will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Company for the Shares delivered pursuant to the Plan will be in an amount at least equal to the par value of such Shares.

Based upon the foregoing, I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued, delivered, and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I am admitted to the bar in the State of Delaware, and I express no opinion as to any laws other than the corporate laws of the State of Delaware, nor do I express any opinion as to the effect of any such other laws on the opinion stated herein.

I hereby consent to the filing of this opinion with the United States Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

           Very truly yours,

                /s/ Mario Ferrucci III
By:         Mario Ferrucci III
Title:      Vice President, General Counsel,
   and Secretary